Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan, as amended, and the 1996 Employee Stock Purchase Plan, as amended, of Onyx Pharmaceuticals, Inc. of our reports dated February 28, 2007, with respect to the financial statements of Onyx Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Onyx Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Onyx Pharmaceuticals, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California
May 25, 2007